Exhibit 99.1

Pernix Group, Inc. Announces First Quarter 2016 Financial Results

LOMBARD, IL — May 13, 2016 — Pernix Group, Inc. (OTCQB: PRXG) today announced its financial results for the quarter ended March 31, 2016.

Financial Review

The Company is very excited about its transformation and diversification in conjunction with our recent acquisitions. These diversify our customer base, strengthen our DOS and commercial businesses including our work in the Pacific Rim region, which positions us for continued growth.

We have successfully completed projects for The Boeing Company, FUJIFILM Diosynth Biotechnologies USA, and Ferguson Enterprises during the three months ended March 31, 2016. In March 2016, the DOS awarded the Company a contract valued at $181.2 million ($169.2 million net of Value Added Tax) for the new U.S. Embassy Compound in Maputo, Mozambique. We are actively pursuing additional DOS projects, as well as large commercial and advanced manufacturing opportunities in North America along with other large projects in Guam with potential award expectations in mid-2016.

Management continues to focus on bidding and winning new contracts on a stand-alone basis as well as with our strategic partners, pursuing both existing as well as new customers. In addition management continues to integrate its acquisitions to capture synergies amongst its operations. The Company maintains the benefit of having $86.3 million of net operating and capital loss carryforwards that may be used to offset future U.S. federal and state taxable earnings. These benefits are potentially advantageous to our existing business and could be enhanced by our plan to grow through acquisitions that are accretive to earnings.

During the three months ended March 31, 2016 and 2015, the Company generated revenues of $76.4 million and $10.6 million, respectively. Construction revenue increased $65.8 million primarily attributable to our recent acquisitions, while power services revenue increased $0.1 million. Excluding our recent acquisitions, new awards and related change orders with contract value in excess of $179.7 million were granted to the Company during the three months ended March 31, 2016 and our backlog is $484.8 million as of March 31, 2016.

“It’s a new era for Pernix,” said Nidal Zayed, Pernix’s CEO & President, “this last year has been transformative for us. Our team is stronger, and our capabilities and technical capacity have greatly increased. We’re improving efficiencies and developing stronger relationships. Our backlog is the highest it’s ever been, and we continue setting the stage for larger growth.”

Financial Highlights — All figures are in U.S. dollars; comparisons are made between 2016 and 2015 unless otherwise specified.

▪Total Revenue: $76.4 million, an increase of $65.8 million

▪Construction Revenue: $75.1 million

▪Power Generation revenue: $1.3 million

▪Acquisition revenue and gross profit were $65.5 million and $1.9 million, respectively

▪Gross Profit: $3.0 million

▪Cash and Cash Equivalents: $8.4 million

▪Long-term debt and line of credit financing agreements were $12.1 million as of March 31, 2016

▪Backlog as of March 31, 2016 is $484.8 million

The Company filed its Form 10-Q with the Securities and Exchange Commission on May 13, 2016, which incorporates its unaudited consolidated financial statements and notes thereto for the three months ended March 31, 2016.

About Pernix Group, Inc.

Pernix Group, Inc. is a construction company recognized by Engineering News-Record for being one of the Top 50 American Contractors Working Abroad for the last four years in a row. Headquartered in Lombard, Illinois, Pernix has operations in the United States, Guam, Fiji, Vanuatu, South Korea, Germany and Africa. Pernix has full-scale construction and management capabilities in three primary markets: Federal Government, Commercial & Industrial, and Power. Recently, Pernix Group expanded its domestic Commercial & Industrial operations by acquiring KBR Building Group, now known as BE&K Building Group.  Pernix also expanded its Pacific operations by acquiring assets of DCK Pacific Guam, operating as Pernix Guam LLC.

Forward-Looking Statement

Certain of the statements made in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and other factors that could cause or contribute to actual results differing materially from such forward-looking statements are discussed in greater detail in the Company’s filings with the U.S. Securities and Exchange Commission.

Marco A. Martinez

Senior Vice President and Chief Financial Officer

PHONE: +1 (630) 620-4787

FAX: +1 (630) 620-4753